Exhibit D

ROADRUNNER DAWES, INC.

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT is made as of this 14th day of March, 2007, by and among (i) Roadrunner Dawes, Inc., a Delaware corporation (the “Company”); (ii) Thayer Equity Investors V, L.P., a Delaware limited partnership (“Thayer”); (iii) Sankaty Credit Opportunities, L.P., (“COPS”); (iv) Sankaty Credit Opportunities II, L.P. (“COPS II”); (v) RGIP, LLC (“RGIP”); (vi) Eos Capital Partners III, L.P. (“Eos”); (vii) Eos Partners, L.P. (“Eos II”); (viii) American Capital Strategies, Ltd. (“ACAS”), (ix) American Capital Equity I, LLC (“American Capital”), (x) TC Roadrunner-Dawes Holdings, L.L.C. (“Roadrunner Dawes Co-Invest”); (xi) TC Sargent Holdings, L.L.C. (“Sargent Co-Invest”); and (xii) K&E Investment Partners, L.P. — 2005 DIF (“K&E”).

Recitals

A. Thayer, COPS, COPS II, RGIP, Eos, Eos II, ACAS, American Capital and Roadrunner Dawes Co-Invest (collectively the “Existing Roadrunner Dawes Stockholders”), the holders of an aggregate 1,892 shares of the Company’s Class B Common Stock (as hereinafter defined) and 80,658 shares of the Company’s Class A Common Stock (as hereinafter defined), together with the Company, are parties to that certain Amended and Restated Stockholders’ Agreement dated as of June 6, 2005 (as amended, the “Existing Roadrunner Dawes Stockholders’ Agreement”).

B. The Company and Thayer are also parties to various Subscription and Stockholders’ Agreements with the holders of an aggregate of approximately 1,865 shares of the Company’s Class A Common Stock.

C. Pursuant to that certain Agreement and Plan of Merger, dated as of March       , 2007 (the “Merger Agreement”), among the Company, Sargent Transportation, LLC (“Acquisition Sub”), and Sargent Transportation Group, Inc., a Delaware corporation (“Sargent”), (i) Sargent will be merged with and into Acquisition Sub (the “Merger”), and (ii) Thayer, Sargent Co-Invest and K&E (collectively the “Existing Sargent Stockholders”) will receive an aggregate of 16,904.5 newly issued shares of the Company’s Class A Common Stock.

D. The Existing Sargent Stockholders, together with Sargent, are parties to (i) that certain Stockholders Agreement, dated as of October 4, 2006 (the “Sargent Stockholders Agreement”), and (ii) that certain Registration Rights Agreement, dated as of October 4, 2006 (the “Sargent Registration Rights Agreement”).

E. The parties hereto desire that, upon the effectiveness of the Merger, (i) the Sargent Stockholders Agreement and the Sargent Registration Rights Agreement be terminated, (ii) the Existing Stockholders join and become bound by this Agreement, and (iii) the Existing Roadrunner Dawes Stockholders’ Agreement be amended and restated to read in its entirety as set forth herein.

F. The Existing Roadrunner Dawes Stockholders not Affiliated with Thayer also desire to evidence their approval of the Merger pursuant to Section 9 of the Existing Roadrunner Dawes Stockholders’ Agreement.

G. Schedule 1 hereto sets forth the outstanding capital stock of the Company immediately after the Merger.

H. The directors of the Company, having considered the provisions of this Agreement, have resolved that, in their opinion, the restrictions upon the transfer of the Shares, and the establishment of rights and obligations upon the occurrence of certain events, all as hereinafter set forth, are in the best interest of the Company and its stockholders.

Agreement

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree that effective upon the consummation of the Merger, the Existing Roadrunner Dawes Stockholders’ Agreement is amended and restated in its entirety to read as follows:

1. Interpretation of this Agreement.

(a) Terms Defined. As used in this Agreement, the following terms when used in this Agreement have the meanings set forth below:

“10% Holder” shall have the meaning given it in Section 9 of this Agreement.

“ACAS” shall have the meaning given to it in the first sentence of this Agreement.

“ACAS Representative” shall have the meaning given to it in Section 2(d) of this Agreement.

“ACAS Stockholder” means each of ACAS and American Capital and shall include any transferees of Shares held by ACAS or American Capital other than the Company, Thayer or its Affiliates, Sankaty or its Affiliates and Eos and its Affiliates (collectively the “ACAS Stockholders”).

“Acquisition Sub” shall have the meaning given to it in the recitals to this Agreement.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer of beneficial owner of ten percent (10%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person; provided, however, that except with respect to Section 9, a portfolio company or portfolio investment owned by an Investor Stockholder, Thayer or any of their respective affiliates shall not be deemed an “Affiliate” of such Investor Stockholder, Thayer or any of their respective affiliates for purposes of this Agreement.

“Agreement” means this Amended and Restated Stockholders’ Agreement, as amended, modified or supplemented from time to time.

“American Capital” shall have the meaning given to it in the first sentence of this Agreement.

“Applicable Percentage” shall mean the fraction (expressed as a percentage), the numerator of which is the aggregate number of shares of Common Stock owned by each Investor Stockholder and the denominator of which is the aggregate number of shares of Common Stock owned by the Investor Stockholders, the Thayer Stockholders, and all other Persons subject to an agreement that provides such Persons with “tag along” rights comparable to those set forth in Section 6 hereof.

“Authorization Period” shall have the meaning given to it in Section 3(b) of this Agreement.

“Board” means the Board of Directors of the Company.

“Buyer” shall have the meaning given to it in Section 5(a) of this Agreement.

“Class A Common Stock” means the Company’s voting class A common stock, par value $0.01 per share.

“Class B Common Stock” means the Company’s non-voting class B common stock, par value $0.01 per share.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” shall have the meaning given to it in the first sentence of this Agreement.

“Company Information” means Confidential Information and Trade Secrets.

“Confidential Information” means confidential data and confidential information relating to the business of the Company or any of its Subsidiaries (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Investor Stockholders or of which the Investor Stockholders became aware in connection with or as a consequence of their investment in the Company and which has value to the Company. Confidential Information shall not include any data or information that (i) is or becomes generally available to the public through no act or omission of the Investor Stockholders, (ii) is obtained by the Investor Stockholders in good faith from a third party who discloses such information to the Investor Stockholders on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed, or (iii) is independently developed by the Investor Stockholders without use of Confidential Information or Trade Secrets.

“COPS” and “COPS II” shall have the meaning given to them in the first sentence of this Agreement.

“Demand Registration” shall have the meaning given to it in Section 8(a) of this Agreement.

“Drag-Along Notice” shall have the meaning given to it in Section 5(b) of this Agreement.

“Eligible Employee Issuance” means an issuance of options to acquire common stock of the Company pursuant to any equity incentive plan or plans approved by the Board up to an aggregate number of shares equal to 18% of the Company’s fully diluted share ownership as of the date hereof.

“Eos” and “Eos II” shall have the meaning given to them in the first sentence of this Agreement.

“Eos Representatives” shall have the meaning given to it in Section 2(d) of this Agreement.

“Eos Stockholder” means each of Eos and Eos II (collectively the “Eos Stockholders”) and shall include any transferees of Shares held by the Eos Stockholders other than the Company, Thayer or its Affiliates, Sankaty or its Affiliates and ACAS and its Affiliates.

“Exempt Issuance” means an issuance of New Stock or New Securities by the Company:

(i) as a pro rata stock dividend or other distribution in respect of, or upon any subdivision or combination of, the Company’s capital stock as a result of which there is no change in the relative ownership interest or rights of the holders of the Company’s capital stock;

(ii) to any employee of the Company or one of its Subsidiaries pursuant to an Eligible Employee Issuance or an additional 5% of the Company’s fully diluted share ownership as of the date hereof for sale to employees;

(iii) in connection with any transfer to the public pursuant to a Qualified Public Offering;

(iv) in connection with the acquisition by the Company or any of its Subsidiaries of any Person or business approved by the Board; and

(v) in connection with equipment or debt financing or leases (including securities issued in consideration of guarantees of such financing or such leases), not to exceed 5% in the aggregate of the outstanding capital stock of the Company as of the date hereof.

“Exempt Transfers” shall have the meaning given to it in Section 3(a) of this Agreement.

“Existing Roadrunner Dawes Stockholders’ Agreement” shall have the meaning given to it in the recitals to this Agreement.

“Existing Roadrunner Dawes Stockholders” shall have the meaning given to it in the recitals to this Agreement.

“Existing Sargent Stockholders” shall have the meaning given to it in the recitals to this Agreement.

“Independent Third Party” means any Person who, prior to the occurrence of a Liquidity Event, does not own in excess of 5% of the Company’s Common Stock on a fully diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Company’s Common Stock and who is not the spouse, ancestor or descendant (by birth or adoption) of any such 5% owner of the Company’s Common Stock.

“Investor Stockholders” means the ACAS Stockholders, the Eos Stockholders, the Sankaty Stockholders and K&E, and each individually an “Investor Stockholder.”

“K&E” shall have the meaning given to it in the first sentence of this Agreement.

“Liquidity Event” means any one or more of the following events: (a) any voluntary or involuntary liquidation, dissolution or winding up of the Company, other than any dissolution or winding up in connection with any reincorporation of the Company in another jurisdiction, or (b) the Sale of the Company.

“Management Agreement” shall mean the Amended and Restated Management and Consulting Agreement, dated on or about the date hereof, among Thayer Capital Management, L.P., Eos Management, Inc., and the Company’s operating Subsidiaries, in the form attached as Exhibit E to the Merger Agreement, as amended, modified or supplemented from time to time.

“Merger Agreement” shall have the meaning given to it in the recitals to this Agreement.

“Merger” shall have the meaning given to it in the recitals to this Agreement.

“New Securities” shall have the meaning given to it in Section 7(a) of this Agreement.

“New Stock” shall have the meaning given to it in Section 7(a) of this Agreement.

“Notice of Transfer” shall have the meaning given to it in Section 6(b) of this Agreement.

“Other Stockholders” means any holder of Common Stock other than the Thayer Stockholders or the Investor Stockholders.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preemptive Rights Notice” shall have the meaning given to it in Section 7(a) of this Agreement.

“Qualified Public Offering” means the underwritten public sale of Common Stock pursuant to a registration statement that has become effective under the Securities Act, the net proceeds of which sale to the Company are at least $25 million.

“Registration Expenses” shall have the meaning given to it in Section 8(f) of this Agreement.

“Restricted Affiliate” shall have the meaning given to it in Section 9 of this Agreement.

“RGIP” shall have the meaning given to it in the first sentence of this Agreement.

“Roadrunner Dawes Co-Invest” shall have the meaning given to it in the first sentence of this Agreement.

“Sale Notice” shall have the meaning given to it in Section 3(b) of this Agreement.

“Sale of the Company” shall mean (a) the sale of all, or substantially all, of the Company’s consolidated assets in any single transaction or series of related transactions to an Independent Third Party or a group of affiliated Independent Third Parties; (b) the sale or issuance, or series of related sales or issuances, of Common Stock possessing the ordinary voting power (on a fully diluted basis) to elect a majority of the Board to an Independent Third Party or a group of affiliated Independent Third Parties; (c) the consummation of a Qualified Public Offering; or (d) any merger or consolidation of the Company with or into another corporation or other business entity (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation the holders of the Company’s voting securities (on a fully diluted basis) immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation or other business entity representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully diluted basis).

“Sankaty Stockholder” means each of COPS, COPS II and RGIP (collectively the “Sankaty Stockholders”) and shall include any transferees of Shares held by the Sankaty Stockholders other than the Company, Thayer or its Affiliates, Eos or its Affiliates and ACAS or its Affiliates.

“Sargent” shall have the meaning given to it in the recitals to this Agreement.

“Sargent Co-Invest” shall have the meaning given to it in the first sentence of this Agreement.

“Sargent Registration Rights Agreement” shall have the meaning given to it in the recitals to this Agreement.

“Sargent Stockholders Agreement” shall have the meaning given to it in the recitals to this Agreement.

“SEC” shall have the meaning given to it in Section 8(c) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” shall mean all shares of Common Stock, and all securities exercisable for, convertible into or exchangeable for Common Stock. For purposes of this Agreement: (i) each Person shall be deemed to own or control that number of shares of Common Stock then directly or indirectly owned or controlled by such Person, plus that number of shares of Common Stock into or for which any securities then directly or indirectly owned or controlled by such Person are then, directly or indirectly, convertible, exercisable or exchangeable; and (ii) references in this Agreement to “shares” other than Common Stock shall be deemed to refer to the number of shares of Common Stock into or for which any securities then directly or indirectly owned or controlled by the applicable Person are then, directly or indirectly, convertible, exercisable or exchangeable. Except as expressly provided herein, all Shares will continue to be Shares in the hands of any transferee of any Person, other than (x) the Company, (y) Thayer and/or any of its Affiliates, and (z) purchasers pursuant to an offering registered with the Securities and Exchange Commission pursuant to the Securities Act or purchasers pursuant to a public sale through a market-maker, broker or dealer under Rule 144 (or any successor rule) promulgated under the Securities Act.

“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries; provided, however, except with respect to Section 9, that a portfolio company or portfolio investment owned by an Investor Stockholder, Thayer or any of their respective affiliates shall not be deemed a “Subsidiary” of such Investor Stockholder, Thayer or any of their respective affiliates for purposes of this Agreement.

“Thayer” shall have the meaning given to it in the first sentence of this Agreement.

“Thayer Stockholder” means each of Thayer, Roadrunner Co-Invest and Sargent Co-Invest (collectively the “Thayer Stockholders”) and shall include any transferee of Shares held by the Thayer Stockholders which is an Affiliate of Thayer.

“Trade Secrets” means information of the Company and its Subsidiaries including, but not limited to, technical or nontechnical data, formulae, methods, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transferring Stockholder” shall have the meaning given to it in Section 3(b) of this Agreement.

“Transfer Shares” shall have the meaning given to it in Section 3(b) of this Agreement.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of equity securities, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

(b) Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

2. Information Rights.

(a) Information Rights. As long as (i) COPS and COPS II, (ii) Eos and Eos II, or (iii) ACAS and American Capital own at least 20% of the aggregate number of Shares held by such Investor Stockholders as of the date hereof, such Investor Stockholders shall (as applicable) severally be entitled to receive, and the Company shall deliver to such Investor Stockholder, at the times specified, the following reports:

(i) as soon as available, and in any event within thirty (30) days after the end of each month, commencing July 2007, a consolidated balance sheet for the Company as of the end of such month and the related consolidated statements of income for the month and year to date;

(ii) as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (x) an unaudited consolidated profit or loss statement for such fiscal quarter, a consolidated unaudited balance sheet as of the end of such fiscal quarter, and an unaudited statement of consolidated cash flows for such quarter, and (y) if otherwise prepared for any purpose, a management’s discussion and analysis of the Company’s results of operations for such quarter.

(iii) as soon as available, but not later than one hundred and five (105) days after the end of such fiscal year, a consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with U.S. generally accepted accounting principles and audited by a recognized firm of independent public accountants selected by the Board;

(iv) promptly upon sending, making available or mailing the same, all press releases, reports and financial statements that the Company sends or makes available generally to its stockholders and/or creditors;

(v) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that are likely to materially adversely affect the Company;

(vi) promptly after receipt thereof, notice of all “Events of Default” under the Company’s senior and/or subordinated loan agreements;

(vii) as soon as available and in any event no later than thirty (30) days after the last day of each fiscal year of the Company, projections of the Company’s (and its Subsidiaries’) consolidated financial performance for the then current fiscal year on a month by month basis; and

(viii) promptly, from time to time, such other material information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its Subsidiaries as such Investor Stockholder reasonably may request.

Each Investor Stockholder which qualifies as a “Venture Capital Operating Company” shall have the right to consult with and advise Thayer and, subject to the approval of Thayer (which approval shall not be unreasonably withheld) the other management of the Company and its Subsidiaries, upon reasonable notice at any time and from time to time, on all matters relating to the operation of the Company and its Subsidiaries.

(b) Confidentiality. Except as required by applicable law (including regulations promulgated thereunder) or court order, the Investor Stockholders (i) will receive and hold all Company Information in strictest confidence, (ii) will use reasonable care to protect the Company Information from improper disclosure, and (iii) will not, directly or indirectly, use or disclose any Company Information except in the interest of and for the benefit of the Company. The provisions of this Section 2(b)(ii) shall survive the termination of this Agreement (x) for a period of 18 months with respect to Confidential Information, and (y) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

(c) Termination of Information and Board Rights.

(i) The obligations of the Company to furnish information to the Investor Stockholders pursuant to Section 2(a), shall terminate upon the earlier to occur of (x) a Qualified Public Offering, or (y) such time as the Company otherwise becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

(ii) The obligations of Thayer, the Investor Stockholders and the Company pursuant to Section 2(d) shall terminate upon the occurrence of a Qualified Public Offering.

(d) Voting for Directors.

(i) Thayer and the Investor Stockholders hereby covenant and agree to vote all of their shares of Common Stock or consent in writing to elect to the Board (x) such designees of Thayer as Thayer may from time to time designate, and; (y) so long as Eos and Eos II continue to own at least 20% of the Shares held by Eos and Eos II as of the date hereof, two designees of Eos (the “Eos Representatives”), who initially shall be Sam Levine and Brian Young. Thayer and Eos shall be entitled to designate their respective successor directors designated pursuant to clauses (x) and (y) above. Thayer and the Investor Stockholders shall not vote their shares of Common Stock to remove any director unless removal is required by the party or parties with the power to designate such director and shall vote their shares of Common Stock to fill any vacancy created by such removal for the election of a new director designated and approved in accordance with the immediately preceding sentence.

(ii) As long as ACAS and American Capital continue to own at least 20% of the Shares held by ACAS and American Capital as of the date hereof, Thayer agrees to designate Jon Isaacson or another representative of ACAS reasonably acceptable to Thayer (the “ACAS Representative”) to be elected to the Board provided that (subject to the following sentence) Thayer may (at any time and from time to time) remove the ACAS Representative from the Board in its sole discretion. Notwithstanding the foregoing, in the event that the ACAS Representative is not elected as a member of the Board, the ACAS Representative shall be permitted to attend all Board meetings as an observer.

(iii) The Company shall reimburse the Eos Representatives and the ACAS Representative for the customary and reasonable expenses of attending meetings of the Board (including any committee meetings), whether as a member of the Board or as an observer hereunder. The Company shall provide to the Eos Representatives and ACAS Representative prior written notice of every meeting of its Board (and any committee meeting thereof) at the same time and in the same manner as notice is given to the other directors of the Company. The Company shall provide to the Eos Representatives and the ACAS Representative copies of all written materials and other information given to the other directors of the Company in connection with such meetings or otherwise (including, without limitation, all resolutions proposed to be adopted by written consent in lieu of a meeting of the Board and all information provided to the other directors of the Company in connection therewith) at the same time such materials or information is given to the other directors.

(iv) The Board may, from time to time, establish and maintain certain committees. To the extent permitted by applicable law, the Board shall permit the ACAS Representative and the Eos Representatives to attend as observers all meetings of each committee formed by the Board.

3. Restrictions on Transfer.

(a) Transfer of Shares. The Investor Stockholders will not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or otherwise) any interest in or any beneficial interest in any Shares except pursuant to the provisions of Section 3(c), Section 5 or Section 6 of this Agreement (“Exempt Transfers”) or pursuant to the provisions of Section 3(b) hereof; provided that the foregoing shall not preclude the pledge by the Investor Stockholders of any Shares to their lenders in the ordinary course of business.

(b) First Refusal Rights. At least 30 days prior to making any transfer other than an Exempt Transfer or a transfer after the consummation of a Liquidity Event, any Investor Stockholder wishing to transfer any shares of Common Stock it holds (the “Transferring Stockholder” and the shares of Common Stock the “Transfer Shares”) will deliver a written notice (the “Sale Notice”) to the Company, Thayer and the other Investor Stockholders. The Sale Notice will disclose in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the proposed transfer. Thayer and any other Investor Stockholder may elect to purchase all (but not less than all) of the Transfer Shares upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Transferring Stockholder within 30 days after the receipt of the Sale Notice. To the extent that multiple parties wish to purchase the Transfer Shares, such parties shall be allocated the Transfer Shares on a pro rata basis relative to the number of shares of Common Stock they hold at the time of purchase. To the extent that Thayer and the Investor Stockholders have not elected to purchase all of the Transfer Shares, the Company may elect to purchase all (but not less than all) of the Transfer Shares upon the same terms and conditions as those set forth in the Sale Notice, by delivering a written notice of such election to the Transferring Stockholder within 30 days after the receipt of the Sale Notice. Any Person who has the right to acquire Transfer Shares pursuant to this Section 3(b) will be given up to 30 days (after it has been determined that such Person has such right) to consummate the purchase and sale of the Transfer Shares (the “Authorization Period”). If Thayer, the other Investor Stockholders and the Company have not elected to purchase, in the aggregate, all of the Transfer Shares specified in the Sale Notice, the Transferring Stockholder may transfer the Transfer Shares specified in the Sale Notice to the transferee identified in the Sale Notice, at a price and on terms substantially similar to the transferee(s) thereof (provided that a purchase price that is at least 97.5% of the price at which the Transfer Shares were offered in the Sales Notice shall be deemed to be substantially similar), in the Sale Notice during the 90-day period immediately following the Authorization Period; provided, that the transferee(s) thereof agree in writing to be bound by the provisions of this Agreement. Any Transfer Shares not transferred within such 90-day period will be subject to the provisions of this Section 3(b) upon subsequent transfer.

(c) Certain Permitted Transfers. The restrictions contained in Section 3 will not apply with respect to transfers of Shares to (x) an Affiliate of the transferring Investor Stockholder, (y) upon the pro rata distribution of all Shares owned by an Investor Stockholder to its owners, the limited, special and general partners or members of such Investor Stockholder, or (z) a fund managed by any of (i) the transferring Investor Stockholder, (ii) an Affiliate of the transferring Investor Stockholder, or (iii) a fund advised by an affiliated advisor of the transferring Investor Stockholder; provided that in each such case the transferee of such Shares has agreed in writing to be bound by the provisions of this Agreement relating to the Shares.

(d) Termination of Restrictions. The restrictions on the transfer of Shares set forth in Section 3(a) and Section 3(b) will continue with respect to all Shares until the consummation of a Liquidity Event.

4. Additional Restrictions on Transfer.

(a) Legend. Until a Liquidity Event has occurred, the certificates representing the Common Stock held by the holders of the Shares will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, DATED AS OF MARCH     , 2007, AS AMENDED, MODIFIED, OR OTHERWISE SUPPLEMENTED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

(b) Opinion of Counsel. No holder of Shares may sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any Shares (except pursuant to (i) an effective registration statement under the Securities Act or (ii) a transfer pursuant to Section 5 or 6 hereof) without first delivering to the Company, if reasonably requested by the Company, an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection therewith.

5. Drag-Along Rights.

(a) If, at any time following the date hereof Thayer shall enter into an agreement to sell, in a single transaction or a series of transactions, all the Common Stock at that time owned by Thayer to any Independent Third Party (the “Buyer”), or the Company enters into an agreement with respect to, a Sale of the Company, then Thayer may require each holder of Shares to vote in favor of such agreement and/or sell all of the Shares owned by such holder to the Buyer contemporaneously with the sale by Thayer for the same form and amount of consideration per share as is applicable to the Common Stock to be sold by Thayer; provided that no additional consideration shall be provided to Thayer other than those amounts pursuant to the Management Agreement. Without limitation as to the foregoing, the holders of Shares shall consent to and raise no objections against such transaction. If such transaction is structured as a merger or consolidation, each such holder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation to the fullest extent permitted by law.

(b) If Thayer wishes to exercise the right granted pursuant to Section 5(a), then Thayer must give written notice to such effect to the Investor Stockholders (a “Drag-Along Notice”) not less than 20 nor more than 60 days prior to the date upon which the applicable transaction is scheduled to close. Each Drag-Along Notice shall (i) specify in reasonable detail all of the terms and conditions upon which such transaction is to occur (including a description of all consideration payable in connection with the transaction) and (ii) make explicit reference to this Section 5 and state that each of the holders of Shares is obligated to vote in favor of and/or sell its, his or her Shares pursuant to such transaction. Thayer and the Company shall provide to each holder of Shares copies of all material documentation relating to the proposed sale as such holder may from time to time reasonably request.

(c) If Thayer exercises the right granted pursuant to Section 5(a), subject to compliance with the other applicable terms of this Agreement, each holder of Shares shall promptly take such actions and shall promptly execute such documents and instruments as shall be necessary and desirable to consummate the proposed transaction.

(d) If applicable, at the closing of any such transaction, each holder of Shares shall deliver a certificate or certificates, registered in such holder’s name, properly endorsed and with all required transfer stamps, if any, representing the Shares being sold by such holder against delivery of the applicable consideration from the Buyer.

(e) Each holder of Shares will bear its, his or her pro rata share (based upon the number of shares sold) of the reasonable costs of any sale of Shares or other transaction pursuant to this Section 5 to the extent that such costs are incurred for the benefit of substantially all of the Company’s stockholders and are not otherwise paid by the Company or the acquiring party. No Investor Stockholder shall be obligated to pay more than his or its pro rata amount of such costs (based on the proportion of the aggregate transaction consideration received). Costs incurred by the Investor Stockholders and the other holders of Shares (if any) on their own behalf will not be considered costs of the transaction under this Agreement.

(f) In the event that the Investor Stockholders are required to provide any representations, warranties or indemnities in connection with a Sale of the Company (other than representations, warranties and indemnities on a several basis concerning each Investor Stockholder’s valid ownership of his or its Shares, free of all liens and encumbrances, enforceability and each Investor Stockholder’s authority, power, and right to enter into and consummate agreements relating to such Sale of the Company without violating applicable law or any other agreement), then each Investor Stockholder shall not be liable for more than his or its pro rata amount (based on the proportion of the aggregate transaction consideration received) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and, in any case, such liability shall not exceed the total purchase price received by such Investor Stockholder (net of broker fees) from such purchaser for his or its Shares (including the exercise price thereof), and, to the extent that an indemnification escrow has been established, such liability shall be satisfied solely out of any funds escrowed for such purpose prior to recourse against such Investor Stockholder.

(g) If any Stockholder is given an option as to the form and amount of consideration to be received with respect to Shares, all holders of Shares of such class will be given the same option.

(h) The provisions of this Section 5 will terminate upon the completion of a Qualified Public Offering.

6. Tag Rights.

(a) If any Thayer Stockholder at any time proposes to sell or otherwise directly or indirectly transfer any Shares at that time owned by such Thayer Stockholder then, as a condition precedent thereto, such Thayer Stockholder shall afford the Investor Stockholders the right to participate in such transfer in accordance with this Section 6.

(b) Each Thayer Stockholder shall give written notice to the Investor Stockholders (a “Notice of Transfer”) not less than 45 nor more than 60 days prior to any proposed transfer of any such Shares. Each such Notice of Transfer shall:

(i) specify in reasonable detail (A) the number of Shares the Thayer Stockholder proposes to transfer, (B) the identity of the proposed transferee or transferees of such Shares, (C) the time within which, the price per share at which and all other terms and conditions upon which the Thayer Stockholder proposes to transfer such Shares, (including a description of all consideration payable in connection with the transfer) and (D) the percentage of the Shares then owned by the Thayer Stockholder which such Thayer Stockholder proposes to transfer to such proposed transferee or transferees;

(ii) make explicit reference to this Section 6 and state that the right of the Investor Stockholders to participate in such transfer under this Section 6 shall expire unless exercised within 20 days after receipt of such Notice of Transfer; and

(iii) contain an irrevocable offer by the Thayer Stockholder to the Investor Stockholders to participate in the proposed transfer to the extent provided in Section 6(c) below.

(c) The Investor Stockholders shall each have the right to transfer to the proposed transferee or transferees that number of Shares which is equal to the Applicable Percentage (or, if any Investor Stockholder shall elect, any lesser percentage) of the number of Shares the Thayer Stockholder proposed to transfer, at the same price per share and on the same terms and conditions as are applicable to the proposed transfer by the Thayer Stockholder (and, if and to the extent any Investor Stockholder shall exercise such right, then the Common Stock to be transferred by the Thayer Stockholder shall be correspondingly reduced); provided, that, notwithstanding anything to the contrary herein, the Investor Stockholders shall be obligated to indemnify the proposed transferee or transferees upon the same terms and conditions as are applicable to the indemnification given by the Thayer Stockholder in connection with such proposed transfer subject to the limitations set forth in Section 5(f).

(d) Each Investor Stockholder must notify the transferring Thayer Stockholder of any acceptances under this Section 6(d) within 20 days after receipt of the Notice of Transfer if such Investor Stockholder desires to accept such offer and to transfer any of its Shares in accordance with this Section 6. The failure of any Investor Stockholder to provide such notice within such 20 day period shall, for the purposes of this Section 6, be deemed to constitute an irrevocable waiver by that Investor Stockholder of its individual right to transfer any of its Shares in connection with the proposed transfer described in such Notice of Transfer. The transferring Thayer Stockholder shall use all commercially reasonable efforts to obtain the agreement of the prospective transferee or transferees to the participation of the Investor Stockholders, if the Investor Stockholders properly elect to participate in such proposed transfer, and Thayer shall not consummate any such proposed transfer unless the Investor Stockholders are permitted to participate in accordance with the provisions of this Section 6. The Investor Stockholders shall not be obligated to transfer any Shares pursuant to this Section 6, except to the extent that the Investor Stockholders have notified the applicable Person of the Investor Stockholders’ acceptance of the offer contained in the Notice of Transfer. Any and all transfers of Shares by the Investor Stockholders pursuant to this Section 6 shall be subject to, and made concurrently with, the actual transfer of Common Stock by the Thayer Stockholder.

(e) Subject to the consummation of the transfer contemplated by the Notice of Transfer, the Investor Stockholders shall take such actions and shall execute such documents and instruments as shall be reasonably necessary (and not adverse in any material respect to its interests) to consummate the proposed sale as expeditiously as is reasonably prudent.

(f) At the closing of any such transfer, the Investor Stockholders shall deliver a certificate or certificates, registered in the Investor Stockholders’ name, properly endorsed and with all required transfer stamps, if any, representing the securities being sold by the Investor Stockholders against delivery of the applicable consideration by the proposed transferee.

(g) Notwithstanding anything to the contrary contained in this Section 6, the Investor Stockholders shall not have any rights pursuant to this Section 6 to participate in any transfer by any Thayer Stockholder to any Affiliated fund of Thayer, and/or any employees or directors of Thayer or of any such Affiliate.

(h) The Notice of Transfer contemplated by this Section 6 and the Drag-Along Notice contemplated by Section 5(b) may be combined in a single notice.

(i) If any Stockholder is given an option as to the form and amount of consideration to be received with respect to Shares, all holders of Shares of such class will be given the same option.

(j) The provisions of this Section 6 will terminate upon the completion of a Qualified Public Offering.

7. Preemptive Rights.

(a) If at any time while an Investor Stockholder holds Shares, the Company proposes to issue, sell or grant (other than pursuant to an Exempt Issuance) any shares of Common Stock, preferred stock or other equity securities, whether now or hereafter authorized (“New Stock”), or proposes to issue, sell or grant (other than pursuant to an Exempt Issuance) any securities or instruments convertible into, exchangeable or exercisable for New Stock or any options or rights to purchase any such securities or instruments (“New Securities”), then not less than 30 days nor more than 60 days prior to consummating such transaction, the Company shall give notice thereof to the Thayer Stockholders and the Investor Stockholders (a “Preemptive Rights Notice”). Each such Preemptive Rights Notice shall:

(i) specify in reasonable detail (A) the number and type of New Stock and/or New Securities which the Company proposes to issue or sell, and (B) the time within which, the price per share at which and all other material terms and conditions upon which the Company proposes to issue or sell such securities; and

(ii) make explicit reference to this Section 7 and state that the right of the Thayer Stockholders and the Investor Stockholders to purchase any of such securities pursuant to this Section 7 shall expire unless exercised within 20 days after receipt of such Preemptive Rights Notice.

(b) Each Thayer Stockholder and Investor Stockholder shall have the right, in the nature of a preemptive right, to purchase that amount of such New Stock or New Securities, on the same terms and conditions as shall be applicable to the issue or sale of such New Stock or New Securities, as will enable each Thayer Stockholder and Investor Stockholder to maintain its fully diluted percentage ownership of securities of the Company following such issuance or sale at the level held by it immediately prior to such issuance or sale. Each Thayer Stockholder and Investor Stockholder may purchase the total amount of New Stock or New Securities to which it is entitled or any lesser amount as that Thayer Stockholder or Investor Stockholder may elect.

(c) Each Thayer Stockholder and Investor Stockholder must notify the Company within 20 days after receipt of the Preemptive Rights Notice if such Thayer Stockholder or Investor Stockholder desires to exercise its purchase rights under this Section 7. The failure of such Thayer Stockholder or Investor Stockholder to provide such notice within such 20-day period shall, for purposes of this Section 7, be deemed to constitute an irrevocable waiver by that Thayer Stockholder or Investor Stockholder of its right to purchase any portion of the New Stock and/or New Securities specified in such Preemptive Rights Notice. The Company will not consummate any such proposed issue or sale unless the Thayer Stockholders and the Investor Stockholders electing to exercise their purchase rights under this Section 7 are permitted to purchase the securities they are entitled to pursuant to this Section 7. The Thayer Stockholders and the Investor Stockholders shall not be obligated to purchase any securities pursuant to this Section 7, except to the extent that any Thayer Stockholder or Investor Stockholder has notified the Company of the Investor Stockholder’s exercise of the preemptive rights granted in this Section 7.

(d) The provisions of this Section 7 will terminate upon the completion of a Qualified Public Offering.

8. Registration Rights.

(a) Registration Request. At any time that the Shares are eligible to be registered by the filing of a Form S-3 registration statement under the Securities Act (or any successor form thereto), Thayer, the Eos Stockholders (as a group), the ACAS Stockholders (as a group) or the Sankaty Stockholders (as a group) may request registration under the Securities Act of all or any portion of their Shares (provided the amount of their Shares to be registered equals at least 1% of the then outstanding Common Stock and relates to shares of Common Stock having an aggregate offering price of at least $1,000,000) on Form S-3 (a “Demand Registration”), subject to the limitations set forth in Section 8(b) below. The Company shall undertake such registration pursuant to Section 8(e) below.

(b) Each of Thayer, the Eos Stockholders (as a group), the ACAS Stockholders (as a group) and the Sankaty Stockholders (as a group) shall be limited to a total of two (2) Demand Registrations. A Demand Registration will not be deemed to have been effected for purposes of this Section 8 unless the registration statement or preliminary or final prospectus, as the case may be, relating thereto (i) has become effective under the Securities Act of 1933, as amended, (ii) has remained effective for a period of at least 90 days (or such shorter period in which all registrable Common Stock included in such registration has actually been sold thereunder), and (iii) at least 75% of the registrable Common Stock requested to be included in such Demand Registration by the Investor Stockholders are so included.

(c) Piggyback Rights. Whenever the Company proposes to file a registration statement under the Securities Act either (i) pursuant to Section 8(a), or (ii) for any underwritten sale of shares of any of the Company’s equity securities, except in the case of an initial public offering in which only primary shares are sold, the Company shall give written notice of such registration to the Thayer Stockholders and the Investor Stockholders no later than 25 days before its filing with the Securities and Exchange Commission (the “SEC”). If any Thayer Stockholder or any Investor Stockholder so requests in writing within 15 days of receiving such notice, the Company shall include in any registration the Common Stock of the Thayer Stockholder and/or the Investor Stockholder requested to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration.

(d) Pro Rata Reduction. The Company shall not be obligated pursuant to Section 8(a) or 8(c) to so include Shares owned by the Thayer Stockholders or the Investor Stockholders to the extent the underwriter or underwriters of such securities being otherwise registered by the Company shall determine in good faith that the inclusion of such Shares would jeopardize the successful sale at the desired price of such other securities proposed to be sold by such underwriter or underwriters, in which case the Thayer Stockholders and the Investor Stockholders shall be entitled to participate in any such reduced number of shares of Common Stock (if any) which may be included in such registration on a pro rata basis in proportion to their relative holdings of shares of Shares. This Section 8(d) shall be interpreted to permit the Investor Stockholders to participate in public offerings on a pro rata basis with

Thayer and its Affiliates. In addition, the Company and Thayer shall use all reasonable commercial efforts to maximize the number of shares owned by the Thayer Stockholders and the Investor Stockholders which may be included in the registration relative to the participation of other Company stockholders.

(e) Registration Procedures. Whenever any Thayer Stockholder or Investor Stockholder has requested that any Common Stock be registered in accordance with this Section 8, the Company shall use its best efforts to effect the registration and the sale of such Common Stock in accordance with the intended method of disposition thereof and pursuant thereto the Company shall as expeditiously as possible:

(i) prepare and file with the SEC a registration statement with respect to such Common Stock on Form S-3 and use its reasonable best efforts to cause such registration statement to become effective and to maintain its effectiveness until the earlier of 90 days or the completion of the contemplated distribution of Shares; provided, however, that the Company may postpone for up to 90 days the filing or effectiveness of any registration statement (including per a Demand Registration) if the Company is in possession of material non-public information relating to a proposed financing, recapitalization, acquisition, business combination or other material transaction involving the Company or any of its Subsidiaries which the Board determines in good faith would require disclosure in the registration statement by the Company of such material non-public information for which the Company has a bona fide business purpose for not disclosing and disclosure of such information is not otherwise required by law;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective during the applicable distribution period;

(iii) furnish to each Thayer Stockholder and Investor Stockholder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Investor Stockholders may reasonably request in order to facilitate the disposition of the Common Stock owned by the Investor Stockholders;

(iv) notify in writing Thayer, the Eos Representatives and the ACAS Representative (x) of the receipt by the Company of any notification with respect to any comments by the SEC with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (y) of the receipt by the Company of any notification with respect to the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (z) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(v) use its reasonable best efforts to register or qualify such Common Stock under such other securities or blue sky laws of such jurisdictions as the Investor Stockholders may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Investor Stockholders to consummate the disposition in such jurisdictions of the Common Stock owned by the Thayer Stockholders and the Investor Stockholders (provided that the Company shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (iv), (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction);

(vi) notify the Thayer Stockholders and the Investor Stockholders, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading;

(vii) use its best efforts to obtain from its independent certified public accountants “cold comfort” letters in customary form and at customary times and covering matters of the type customarily covered by cold comfort letters;

(viii) use its best efforts to obtain from its counsel an opinion or opinions in customary form;

(ix) provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such shares of Common Stock;

(x) list such shares of Common Stock on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, use its best efforts to qualify such Common Stock for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the “NASD”), or such other national securities exchange as the Board may select;

(xi) enter into such customary agreements and take all such other actions as the holders of a majority of the Common Stock being sold reasonably request in order to expedite or facilitate the disposition of such Common Stock; and

(xii) permit any holder of Common Stock which is reasonably likely to be deemed to be an underwriter or a controlling person of the Company to participate in the preparation of such registration or statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.

(f) Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Section 8, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons or entities retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, and the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system; provided, however, that (i) all underwriting discounts and selling commissions applicable to the shares of Common Stock shall be borne by the holders selling such shares, in proportion to the number of shares sold by each such holder, and (ii) each Thayer Stockholder and Investor Stockholder shall be responsible for the fees and expenses of its legal counsel.

(g) Indemnification. The Company shall indemnify and hold harmless each Thayer Stockholder, each Investor Stockholder, and each of their respective officers, directors, employees, members, partners, and advisors and their respective Affiliates, any underwriter (as defined in the Securities Act) for such Investor Stockholders and each Person, if any, who controls the Investor Stockholders or underwriter within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, and expenses (including reasonable attorneys’ fees and expenses and reasonable costs of investigation) to which the Investor Stockholders or underwriter or such controlling person may be subject, under the Securities Act and state securities or blue sky laws as applicable or otherwise, insofar as any thereof arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any registration statement under which such Thayer Stockholder’s or Investor Stockholder’s Common Stock was registered under the Securities Act pursuant to this Section 8, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto or (B) any other document incident to the registration of the Common Stock under the

Securities Act or the qualification of the Common Stock under any state securities laws applicable to the Company, (ii) the omission or alleged omission to state in any item referred to in the preceding clause (i) a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended, or any other federal or state securities law, rule or regulation applicable to the Company and relating to action or inaction by the Company in connection with any such registration or qualification; provided, however, that a Thayer Stockholder and an Investor Stockholder shall not be entitled to indemnification if and only to the extent such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement of material fact or alleged untrue statement of material fact or omission to state a material fact or alleged omission to state a material fact based upon information furnished to the Company in writing by such Thayer Stockholder or Investor Stockholder for use therein (with respect to which information such Thayer Stockholder or Investor Stockholder shall so indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act); provided, further, that in no event shall the liability of a Thayer Stockholder or an Investor Stockholder exceed the net proceeds received by such Thayer Stockholder or Investor Stockholder from its sales pursuant to the registration statement.

9. Restrictions on Certain Affiliate Transactions.

(a) The Company will not, and will not cause or permit any of its Subsidiaries to, enter into any transaction with

(i) any Affiliate or any of its Subsidiaries other than Wholly-Owned Subsidiaries; or

(ii) Thayer or any beneficial owner which, together with its Affiliates, owns more than 10% in the aggregate of the Company’s fully diluted equity (a “10% Holder”) or any Affiliate or Subsidiary of Thayer or any 10% Holder (collectively, the “Restricted Affiliates”), except (a) the Management Agreement, and/or (b) other transactions which are no less favorable to the Company or Subsidiary than would be obtained in comparable arms’-length transactions with non-Affiliates (provided that if any such transaction described in this clause (b) is with a Restricted Affiliate and has a transaction value of more that $1.0 million, and Investor Stockholders that then own at least a combined 3% of the Company’s outstanding capital stock on a fully diluted basis so request, such transaction shall require the prior written consent of the holders of a majority of the Shares (other than the Restricted Affiliate), which consent shall not be unreasonably withheld or delayed).

(b) The provisions of this Section 9 will terminate upon the completion of a Qualified Public Offering.

10. Sales/Merger/Reorganization. In the event of (i) any consolidation or merger involving the Company other than a merger or consolidation in which the Company is the continuing corporation and the share ownership shall be unchanged; (ii) the disposition of all or substantially all of the capital stock or the property and assets of the Company; (iii) a capital reorganization of the Company; or (iv) a reclassification of the Common Stock, each share of stock of the same class shall receive the same form and amount of consideration as all other shares in that class of stock.

11. Further Assurances. The Company and Thayer shall promptly inform the Investor Stockholders (i) of any amendment to any agreement the Company and/or Thayer has with the Other Stockholders that is similar to this Agreement, and (ii) of any new agreements that the Company and/or Thayer enters into with any Other Stockholder after the date hereof. Solely with regards to those provisions contained in Sections 3, 5, 6, 7 and 10 of this Agreement, if any such amendment or agreement shall contain a provision more favorable to the Other Stockholders than similar provisions contained in the aforementioned sections of this Agreement, or add new provisions related to the rights and benefits contained in the aforementioned sections of this Agreement which would otherwise benefit the Investor Stockholders, both Thayer and the Company agree, as soon a practicable, to take the necessary actions to amend this Agreement to provide those same rights and benefits to the Investor Stockholders.

12. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a) If to the Company:

c/o Thayer Capital Partners
1455 Pennsylvania Avenue, N.W.
Suite 350
Washington, D.C. 20004
Attention: Scott Rued
Facsimile: (202) 371-0391

with a copy to:

Greenberg Traurig, LLP
2375 East Camelback Road
Suite 700
Phoenix, Arizona 85016
Attention: Bruce E. Macdonough
Facsimile: (602) 445-8618

(b) If to any Thayer Stockholder:

c/o Thayer Capital Partners
1455 Pennsylvania Avenue, N.W.
Suite 350
Washington, D.C. 20004
Attention: Scott Rued
Facsimile: (202) 371-0391

(c) If to an Investor Stockholder at the address of the Investor Stockholder set forth on the signature page hereto.

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

14. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

15. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Investor Stockholders, the Company, the Thayer Stockholder, and their respective successors and assigns (including subsequent holders of Shares) and, where applicable, heirs and personal representatives.

17. Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of said state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF OR HIMSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

18. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.

19. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

21. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Company, Thayer and the Investor Stockholders bound thereby.

22. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

23. Failure to Deliver Securities. If any Investor Stockholder or other holder of Shares (or the Investor Stockholders’ or such other holder’s estate or any other representative of such Investor Stockholder or holder of Shares) who has become obligated to sell Shares under this Agreement shall fail to deliver such Shares on the terms and in accordance with this Agreement, the Company, in addition to all other remedies it may have, may send to the such obligated party by registered mail, return receipt requested, the purchase price for such Shares on the terms provided for in this Agreement. Thereupon, the Company, upon written notice to such holder, shall cancel on its books the Shares to be sold; and thereupon, all of such obligated holder’s rights in and to such Shares shall terminate.

24. No Third Party Beneficiary. Except for the parties to this Agreement (and with respect to the provisions of Section 2(b) hereof, the Company’s direct and indirect Subsidiaries) and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

25. Transfers in Violation of Agreement. Any transfer or attempted transfer of any Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Shares as the owner of such stock for any purpose.

26. Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

27. Roadrunner Dawes Merger/Affiliate Transaction Consent. By execution below, each of the Existing Roadrunner Dawes Stockholders (other than Thayer and Roadrunner Dawes Co-Invest) hereby consents, pursuant to Section 9 of the Existing Roadrunner Dawes Stockholders’ Agreement, to the Merger and the Company’s issuance of a Warrant to Thayer as contemplated by Section 6.3(g) of the Merger Agreement.

28. Termination of Sargent Stockholders’ Agreement. By execution below, each of the Existing Sargent Stockholders agrees that upon the consummation of the Merger, (i) the Sargent Stockholders’ Agreement and the Sargent Registration Rights Agreement will be automatically terminated in all respects and shall be of no further force or effect, and (ii) all of its rights and claims of any kind or nature thereunder shall be automatically released.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Second Amended and Restated Stockholders’ Agreement as of the day and year first above written.

ROADRUNNER-DAWES, INC.

By:	/s/ Scott Rued
Scott Rued,
Co-Chairman of the Board

THAYER EQUITY INVESTORS V, L.P.

By:	TC Equity Partners V, L.L.C., its general partner

By:	Thayer Management Partners, L.L.C., its Managing Member

By:	/s/ Scott Rued
Scott Rued,
Managing Member

SANKATY CREDIT OPPORTUNITIES, L.P.

By:	/s/ Stuart Davies
Stuart Davies,
Senior Vice President

Address for Notices: c/o Sankaty Advisors 111 Huntington Avenue Boston, MA 02199 Attn: Robert Weiss

SANKATY CREDIT OPPORTUNITIES II, L.P.

By:	/s/ Stuart Davies
Stuart Davies,
Senior Vice President

Address for Notices: c/o Sankaty Advisors 111 Huntington Avenue Boston, MA 02199 Attn: Robert Weiss

RGIP, LLC

By:	/s/ Alfred O. Rose
Alfred O. Rose
Authorized Signatory

Address for Notices: c/o Ropes & Gray LLO One International Place Boston, MA 02110 Attn: David McKay

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ Jon Isaacson
Jon Isaacson,
Vice President

Address for Notices: 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814

and to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attn: Christopher Aidun, Esq. Facsimile: (212) 310-8127

EOS CAPITAL PARTNERS III, L.P.

By:	ECP General III, L.P., its general partner

By:	ECP III, LLC , its general partner

By:	/s/ Brian Young
Brian Young

Address for Notices: c/o Eos Partners 320 Park Avenue New York, NY 10022 Attn: Sam Levine

With a copy to:

Nixon Peabody LLP 437 Madison Avenue New York, NY 10022 Attn: Dominick P. DeChiara, Esq.

EOS PARTNERS, L.P.

By:	/s/ Brian Young
Brian Young

Address for Notices: 320 Park Avenue New York, NY 10022 Attn: Sam Levine

With a copy to:

Nixon Peabody LLP 437 Madison Avenue New York, NY 10022 Attn: Dominick P. DeChiara, Esq.

AMERICAN CAPITAL EQUITY I, LLC

By:	American Capital Equity Management, LLC, its Manager

By:	/s/ Cydonii Fairfax
Cydonii Fairfax,
Vice President

Address for Notices: 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814

and to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attn: Christopher Aidun, Esq. Facsimile: (212) 310-8127

TC ROADRUNNER-DAWES HOLDINGS, L.L.C.

By:	TC Co-Investors V, LLC, its managing member

By:	Thayer Capital Management, L.P., its managing member

By:	Thayer Management Partners, L.L.C., its general partner

By:	/s/ Scott Rued
Scott Rued,
Member

TC SARGENT HOLDINGS, L.L.C.

By:	TC Co-Investors V, L.L.C., its Managing Member

By:	Thayer Capital Management, L.P., its Managing Member

By:	Thayer Management Partners, L.L.C., its General Partner

By:	/s/ Scott Rued
Scott Rued,
Managing Member

K&E INVESTMENT PARTNERS, L.P. — 2005 DIF

By:	K&E Investment Management, LLC, its general partner

By:	/s/ Authorized Signatory
Manager

Address for Notices: c/o Kirkland & Ellis LLP 200 E. Randolph Drive Chicago, IL 60601 Attn: John A. Schoenfeld, P.C.